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Purchase Agreement between Integrated Measurement Systems Europe S.A. and
Dr. Hans-Martin Muhlhoff (PerformIC)

PURCHASE AGREEMENT

between

Integrated Measurement Systems Europe S.A.
Jambe Ducommun 6 a
CH-2400 Le Locle

in the following referred to as "Purchaser"

and

Dr. Hans-Martin Muhlhoff
Meissner Str. 13
01462 Niederwartha

in the following referred to as "Vendor"


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Vendor developed certain technologies and products as described in Exhibit A (in the following referred to as "PerformIC memory tester") and is developing certain related technologies;

and

Purchaser desires to acquire the PerformIC memory tester and the said technology.

Now, therefore, in consideration of the letter of intent, Purchaser and Vendor hereby agree on the following purchase agreement ("Agreement"):

SUBJECT OF THE CONTRACT

1.1. The Vendor sells and assigns to the Purchaser the exclusive rights to the PerformIC memory tester described in Exhibit A, including the source code, know how, intellectual property rights and the related documentation.

1.2. The vendor sells and assigns to the Purchaser all additional technologies, in particular the Rambus test technology, and other products developed as per Closing Date, including the source code, know how, intellectual property rights and the related documentation.

1.3. The Vendor sells to the Purchaser two PerformIC systems and the assets as listed separately in Exhibit B and all assets aquired in the course of business until Closing Date (in the following commonly referred to as "assets").

Transfer of Title

The parties agree herewith on the transfer of titles and rights on Closing Date.


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TRANSFER OF DOCUMENTS for manufacturing of the Tester

The Vendor submits to the Purchaser on Closing Date all written scientific or technical documents, tabulations, experimental reports, drawing and plans as well as the systems and prototypes (in the following referred to as "Documents"), which enables Purchaser to manufacture the PerformIC memory tester and which are listed in Exhibit C or which are additional written, constucted etc. until Closing Date.

4.   Closing Date

     Closing Date will be the 3rd of September 1998.

5.   PURCHASE PRICE

5.1. The purchase price for the PerformIC memory tester, the PerformIC systems and additional technologies including Rambus test technology shall be USD 1,025,000.- payable in three instalments.

The first instalment in the amount of USD 400,000.- shall be payable within 7 days after signature of the Agreement. The second instalment in the amount of USD 500,000.- shall be payable on Closing Date. The third instalment in the amount of USD 125,000.- shall be payable at the end of 1998, but not prior to the complete transfer and acceptance of the sold technologies, including the Rambus test technology.

In addition Purchaser will pay a commission of 5 % of the net price (end user price) to the Vendor for any PerformIC systems (Exhibit A) sold by Purchaser or related companies up to a period of three years from Closing Date.

Furthermore Purchaser will pay a commission of 2.5 % of the net price (end user price) to the Vendor for any product based on the Rambus test technology sold by Purchaser or related companies up to a period of five years from Closing Date.

The commission shall be due quarterly at the end of each quarter following customer acceptance of the system. Any commission has to be paid in USD.

5.2. The purchase price for the assets shall be USD 250,000.-. The purchase price shall be payable on Closing Date, but not prior to delivery and acceptance by the Purchaser.

5.3. All payments are payable plus statutory VAT, if applicable.

6.   WARRANTY

6.1. Warranty related to section 1 para. 1 and 2

Vendor warrants that Vendor is the owner of all rights, title, and interest in and to the PerformIC memory tester and the sold technology or has appropriate licensing rights; in particular the use of the PerformIC memory tester does not infringe patents, copyrights or other intellectual property rights of third parties and that there are no claims, disputes, or proceedings pending or


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anticipated which affect either the rights granted to Purchaser hereunder or the warranties and representation made to Purchaser hereunder.

The Documents (section 3) are complete and correct. The Vendor is liable for the technical utility and completeness of the Documents. The documents will enable Purchaser to apply for the respective patents.

6.2. Warranty related to the PerformIC systems and the assets

For the purchase of the two PerformIC systems and the assets the statutory liability (Sections 459 ff German Civil Code) shall apply.

6.3. Warranty related to Vendor's Employees

Apart from the persons named in Exhibit D, Vendor's employs no employees or freelancers of any kind (e.g. workers released from their duties, freelance staff). The information stated in the Exhibit referring to employment contracts, in particular remuneration, is correct and complete. The information presented in the Annexes specified, consisting of data material to assessments in the field of labor law, and hence, in particular, the person's date of birth, date of appointment, payment on an individual contract basis, and fringe benefits, is correct and complete. In so far as it is known, correct and complete information has been supplied of special characteristics (e.g. the condition of being severely handicapped).

No Commitments for pensions and retirement benefits have been made. No profit-sharing agreements have been made except for those mentioned in Exhibit
D. All payroll taxes and social security contributions are paid in time.

6.4. General warranties

All assets referred to in this Agreement are the unrestricted property of the Vendor, are free of third-party rights, and are subject to no restrictions on disposal.

The Vendor represents that the sold assets are not his sole or nearly sole property (Section 419 German Civil Code) and the restriction of Section 1365 German Civil Code does not apply.

7.   LIABILITY

In case of breach of this Agreement, particulary of warranties as included in this Agreement a reduction of the purchase price, or a claim for damages can be asserted exclusively.

The amount of the damages or of reduction of the price will correspond to the amount that is necessary in order to bring about the state of correctness that meets the assurance, warranty, or guarantee given; i.e. the expense incurred by the Purchaser in bringing about the state corresponding to the Agreement or that is incurred due to the fact that the state corresponding to the Agreement cannot be brought about, whether in full or in part, temporarily or permanently, is the expense that has to be refunded .

Guarantee claims can only be enforced under the condition that they exceed the sum of DM 10,000.- in aggregate; if this is exceeded, however, then they can be enforced for the full amount.

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With the exception of claims due to fraudulent misrepresentation, claims based on warranties shall subject to a limitation period of 5 years.

8.   CONFIDENTIALITY

Each party shall hold in confidence all materials or information disclosed to it in confidence hereunder ("Confidential Information") which is marked as confidential or proprietary, or if disclosed verbally, reduced to writing and marked confidential within thirty (30) days after the date of disclosure. Confidential Information shall also include any new product information or the results of any benchmark or similar tests on the Development Software conducted by Vendor or divulged by Vendor to Purchaser. Each party agrees to take precautions to prevent any unauthorised disclosure or use of Confidential Information consistent with precautions used to protect such party's own confidential information, but in no event less than reasonable care. The obligations of the parties hereunder shall not apply to any materials or information that is or becomes a part of the public domain through no act or omission of the receiving party or which is independently developed by the receiving party.

9.   EMPLOYEES

The Vendor shall support Purchaser or one of its subsidiaries to hire the four engineers currently working for the Vendor. Their compensation will be at the prevailing level in Dresden for comparable jobs.

10.  FILING OF PATENT APPLICATIONS

The Vendor shall support Purchaser to file patent applications for the sold technology after Closing Date as soon as possible. On request of the Purchaser the Vendor has to file the patent applications in his own name and transfer the patent and all related documents royalty-free to Purchaser.

Any costs and fees for the registration and the assignment will be borne by Purchaser.


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11.  NON - COMPETITION CLAUSE

11.1. The Vendor shall be refrain from undertaking activities in the area of business, whether directly or indirectly, in a professional or any other fashion, on his own account or on that of third parties, and from acquiring a company that carries out business transactions in this area of business (competitive company), and from holding stakes in or supporting such a company in any other fashion; an exception to this will be the acquisition purely for capital investment purposes of competitive company shares quoted on the stock exchange. An "area of business" as defined in these provisions is any activity concerned with the subject of the contract (section 1) or with development of hardware and software for engineering test stations. Nor, for the duration of the prohibition of competition, may Vendor publish any of the know how in the area of business or make it accessible to third parties in any other fashion unless Purchaser has given his prior consent in writing.

11.2. The prohibitition of competition shall be effective for a term of three years. It shall commence with Closing Date.

11.3. In geographical terms, the prohibitition of competition shall apply to all countries to which Purchaser or related companies makes direct deliveries, and in particular, Germany, Austria, Switzerland, and the Czech Republic.

11.4. In the event of the prohibition of competition being violated, Section 113 HGB (German Commercial Code) shall apply accordingly.

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12.  MISCELLANEOUS

12.1 No Assignment. Vendor may not transfer or assign any of the rights arising from the Agreement without the prior written consent of Purchaser.

12.2. Notices. Any notice required under this Agreement shall be given in writing and shall be deemed effective upon delivery to the party to whom addressed by (i) express courier upon written verification of actual receipt or
(ii) facsimile upon confirmation receipt generated by the sending device, with an original to follow in contractual matter within a week. All notices shall be sent to the applicable address on the cover page hereof to such other address as the parties may designate in writing.

12.3. Governing Law. This Agreement shall be governed and interpreted by the laws of Germany.

12.4. Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, failure of suppliers, riots, insurrection, fires, floods, storms, earthquakes, acts of God, war, governmental action, labour conditions, or any other cause which is beyond the reasonable control of such party.

12.5. Entire Agreement. If any portion of this Agreement is determined to be or becomes unenforceable or illegal, such portion shall be deemed eliminated and the remainder of this Agreement shall remain in effect. The parties shall replace the invalid provision(s) with other provision(s) in such way that the economic result intended by the parties will be maintained. The same applies for any eventual gap in this Agreement.


No waiver of any breach of this Agreement shall be effective unless in writing, nor shall any breach constitute a waiver of any subsequent breach of any provision of this Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements, negotiations, proposals and communications between the parties.

12.6. The Effective Date of this Agreement shall be the last executed date.

13.  ARBITRATION

All disputes arising out of or in connection with the present agreement, including any questions regarding its existence, validity or termination, shall be finally settled by binding arbitration acording to the Arbitration-Agreement, signed in a separate deed.


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Beaverton, Oregon, May 19, 1998

/ s /   Sar Ramadan
Purchaser

Dresden, Germany, May 19, 1998

/ s /   Dr. Hans-Martin Muhlhoff
Vendor


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Annex to Purchase Agreement:

The Purchaser is informed that the Vendor received a grant of the Sachsische Staatsministerium fur Wirtschaft und Arbeit in the amount of DM 478.997,- (Zuwendungsbescheid vom 9.12.1994). According to the conditions Vendor is only entitled to dispose the Subject of the contract with prior written approval of Sachsische Staatsministerium fur Wirtschaft und Arbeit. Both parties are mutually obliged to obtain such an approval.

Contrary to section 5 para. 1 of the Agreement Purchaser may withhold USD 250.000,- of the second instalment until 14 days after the approval of Sachsische Staatsministerium fur Wirtschaft und Arbeit, but not longer than 3rd of September 1999.

If and to the extend the Vendor has to pay back the grant of the Sachsische Staatsministerium fur Wirtschaft und Arbeit in the amount of DM 478.997,-, the Purchaser shall reimburse the Vendor one half of the repayment. In any case the total value of the claim under sentence 1 shall be limited to DM 239.498.

Beaverton, Oregon, May 19, 1998
/s/   Sar Ramadan
Purchaser

Dresden, Germany, May 19, 1998
/s/   Dr. Hans-Martin Muhlhoff
Vendor